Exhibit 10.3

AGREEMENT TO COMPENSATE GUARANTORS

THIS AGREEMENT is made and entered into effective this 25th day of February, 2004, by and between Great Plains Ethanol, LLC (the “Company”) and Robert Broin, Jeff Broin, Todd Broin, Duane Sather, Fred Thurman, John Ludens, and Dennis Schrag.

RECITALS:

A.            The Company entered into a Natural Gas Distribution Delivery Agreement dated September 2, 2002 with NorthWestern Energy Corporation (“NEC”).

B.            In connection with the Natural Gas Distribution Delivery Agreement, Home Federal Bank issued an Irrevocable Standby Letter of Credit dated February 28, 2003 in the amount of $1,600,000.00 (the “Letter of Credit”) in favor of NEC.

C.            In consideration for the Letter of Credit, the Company executed a Promissory Note dated February 28, 2003 in the amount of $1,600,000.00 in favor of Home Federal Bank (the “2003 Note”).

D.            Robert Broin, Jeff Broin, Todd Broin, Duane Sather, Fred Thurman, Dwayne Atkins, John Ludens, Dennis Schrag and Steve Sershen each personally guaranteed the 2003 Note in part.  The Company entered into an Agreement dated March 4, 2003 with such guarantors to compensate each of them for their guarantees of the 2003 Note in an amount equal to two percent (2%) per annum of their respective guarantee amounts.

E.             The Letter of Credit was modified and restated pursuant to a First Amended and Restated Irrevocable Standby Letter of Credit dated May 28, 2003.

F.             The Letter of Credit was further modified and restated pursuant to a Second Amended and Restated Irrevocable Standby Letter of Credit dated February 25, 2004 in the amount of $1,250,000.00.

G.            In consideration for the Second Amended and Restated Letter of Credit, the Company executed a Promissory Note dated February 25, 2004 in the amount of $1,250,000.00 in favor of Home Federal Bank (the “2004 Note”).

H.            Robert Broin, Jeff Broin, Todd Broin, Duane Sather, Fred Thurman, John Ludens, and Dennis Schrag (collectively the “Guarantors”) are each willing to personally guarantee the 2004 Note in part.

I.              The Company wishes to provide certain compensation to the Guarantors in consideration for their agreement to enter into the guarantees.

NOW, THEREFORE, the parties agree as follow:

1.             In consideration of the Guarantors’ agreement to provide their personal guarantees to Home Federal Bank in connection with the 2004 Note, the Company agrees to compensate each Guarantor in an amount equal to two percent (2%) per annum of his respective guarantee amount, for so long as such guarantee continues.  The amounts of the individual guarantees related to the 2004 Note are as follows:

Robert Broin	$250,000.00
Jeff Broin	$250,000.00
Todd Broin	$250,000.00
Duane Sather	$100,000.00
Fred Thurman	$100,000.00
John Ludens	$200,000.00
Dennis Schrag	$100,000.00

2.             Payment will be made by the Company to the Guarantors on or before March 31 of each year in which the guarantees are executed, renewed, replaced or extended.

3.             This Agreement constitutes the entire agreement among the parties with respect to compensation to be paid by the Company to the Guarantors for their guarantees.  This Agreement supercedes any prior negotiations, agreements, or understandings between the parties with respect to compensation to be paid by the Company to the Guarantors for their guarantees.

GREAT PLAINS ETHANOL, LLC

By:	/s/ Darrin Ihnen
Its:	President

/s/ Robert Broin	/s/ Jeff Broin
Robert Broin	Jeff Broin

/s/ Todd Broin	/s/ Duane Sather
Todd Broin	Duane Sather

/s/ Fred Thurman	/s/ John Ludens
Fred Thurman	John Ludens

/s/ Dennis Schrag
Dennis Schrag